Exhibit 23.3
CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-4 of our report dated September 4, 2008 (February 23, 2009 as to Note 17) relating to the consolidated financial statements of Avanex Corporation (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the change in the Company’s method of accounting for uncertainties in income taxes upon adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109 effective July 1, 2007, and its method of accounting for defined benefit pension and other postretirement plans upon the adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) as of June 30, 2007, and (ii) the Company’s ability to continue as a going concern), appearing in the joint proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.
/s/ Deloitte & Touche llp
San Jose, California
February 23, 2009